EXHIBIT 3.7.1

CERTIFICATE OF AMENDMENT

OF

TSI BRIENCE, LLC

1. The name of the limited liability company is TSI BRIENCE, LLC (the “Company”).

2. The Certificate of Formation of the Company is hereby amended to change the name of the Company to:

SYNIVERSE BRIENCE, LLC

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of TSI BRIENCE, LLC this 27th day of February, 2004.

TSI BRIENCE, LLC, a Delaware limited liability company

BY:	/s/ Raymond L. Lawless
Name:	Raymond L. Lawless
Title:	CFO/Secretary